W.T. Uniack & Co. CPA’s, P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our firm’s audit report dated March 25, 2010 with respect to our audits of the financial statements of BAETA Corp. as of December 31, 2009, 2008, and 2007 and for the years ended December 31, 2009, 2008 and 2007 and the period from August 14, 2007 (inception) to December 31, 2009, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s, P.C.

Alpharetta, Georgia
February 3, 2011